Exhibit 99.2

Alcon Inc.

Deferred Bonus Stock Plan

Adopted on April 9, 2019

Adopted by the Board of Directors of Alcon Inc. on April 9, 2019 and effective in relation to awards made on or after April 10, 2019.

Contents

1	DEFINITIONS AND INTERPRETATION		4

	1.1	Definitions	4

	1.2	Interpretation	5

2	PURPOSE OF THE PLAN		5

	3.1	Shares Subject to the Plan	5

	3.2	Lapsed Awards	6

4	DETERMINATION OF DEFERRED BONUS STOCK AWARDS		6

	4.1	STI Equity Awards	6

	4.2	Voluntary Deferral Awards	6

	4.3	Decisions Relating to Deferred Bonus Stock Awards	6

	4.4	Determining the number of Shares subject to a Deferred Bonus Stock Award	7

5	SETTLEMENT OF RESTRICTED STOCK UNITS		7

	5.1	Settlement of Restricted Stock Units	7

6	TERMINATION OF EMPLOYMENT		7

	6.1	Treatment of Unvested Voluntary Deferral Awards	7

	6.2	Treatment of Unvested STI Equity Awards	7

	6.3	Termination of Employment Due to Special Circumstances	7

	6.4	Forfeiture of Awards on Joining a Competitor	8

	6.5	Leave of Absence	8

	6.6	Assignments and Transfers	8

7	CORPORATE EVENTS		8

	7.1	Change of Control Prior to the Vesting Date	8

8	AMENDMENT AND TERMINATION OF THE PLAN		8

9	APPLICABLE LAW		9

10	PENSION TREATMENT		9

SCHEDULE 1			10

1	APPLICATION OF THIS SCHEDULE		10

2	CONSEQUENCES OF VESTING — RESTRICTED STOCK UNITS		10

3	CODE SECTION 409A		10

SCHEDULE 2			11

1	APPLICATION		11

2	SHORT TERM INCENTIVE EQUITY AWARD		11

3	VOLUNTARY DEFERRAL AWARDS	11

4	TERMINATION OF EMPLOYMENT	11

1                                         Definitions and Interpretation

1.1                               Definitions

In this Plan, unless the context otherwise requires, the following words and expressions will have the following meanings:

Award	an award granted under this Plan in such form and pursuant to such terms and conditions as the Board will determine.

Board	the Company’s Board of Directors or, to the extent permitted by Applicable Law, the Board’s delegate(s).

Company	Alcon Inc. or any of its subsidiaries, as applicable.

Compensation Ordinance

The ordinance of the Swiss Federal Council against excessive compensation in listed companies (in German “Verordnung gegen übermässige Vergütungen bei börsenkotierten Aktiengesellschaften” or later implementing legislation.

Deferred Bonus Stock Award	Awards granted under the plan collectively, and defined as STI Equity Awards and Voluntary Deferral Awards.

Eligible Employee	any employee or group of employees of the Company or any director, including, but not limited to members of the Executive Committee and the Company’s key executives, as the Board shall determine.

Participant	An Eligible Employee who is selected by the Board to participate in the Plan as set forth herein, as may be amended and in effect from time to time.

Plan	The Alcon AG Deferred Bonus Stock Plan as set forth herein, as may be amended and in effect from time to time.

Restricted Stock Award (RSA)	An award of Shares subject to restrictions in accordance with the Plan.

Restricted Stock Unit (RSU)	A right to receive Shares or cash under the Plan.

Retirement

the Termination of Employment after having attained age 55 or older and having completed at least 10 years of Service provided that if required by Applicable Law, an alternative definition may be used.

Rules	The rules of the Plan (including all Schedules).

Schedule	A supplement to the Rules.

Short Term Incentive (STI) Award	An award made under the Short Term Incentive Plan.

STI Equity Award	An award granted under this plan that is made as a result of receiving a portion of the Participant’s STI Award in equity, pursuant to 3.7.5 of the Alcon Short Term Incentive Plan.

Short Term Incentive Plan	The rules of the cash based Short Term Incentive Plan established by the Board on April 9, 2019, which operates in conjunction with this Plan.

Voluntary Deferral Award	a Deferred Bonus Stock Award which is made as a result of Voluntary Deferral of Short Term Incentive Award, pursuant to 3.8 of the Alcon Short Term Incentive Plan.

1.2                               Interpretation

Unless the context requires otherwise:

(a)         words importing the singular include the plural and vice versa;

(b)         the word “includes” is not a word of limitation;

(c)          the masculine includes the feminine and vice versa;

(d)         headings and boldings are for convenience only and do not affect the interpretation of these Rules;

(e)          references to a person will include bodies corporate and unincorporated and any successors or assignees;

(f)           reference to any enactment or statutory provision will be construed to include a reference to that enactment or provision as from time to time amended, re-enacted or replaced and will include any subordinate legislation made under the enactment; and

(g)          any reference to writing or written form will include any legible format capable of being reproduced on paper, irrespective of the medium used.

Each provision in these Rules is entirely separate and independent from the other provisions.  If any provision is found to be invalid, it will be deemed never to have been part of these Rules and this will not affect the validity or enforceability of any of the remaining provisions of this Plan.

2                                         Purpose of the Plan

The purpose of the Deferred Bonus Stock Plan (the “Plan”) is to attract and retain highly qualified associates, and to obtain from each the best possible performance in order to achieve particular business objectives established for Company by its Board or the Board’s delegates.

These Rules set out the terms upon which the Plan is operated and are the terms of the contract relating to an Award between the Company and the Participants who are granted Awards by the Board at its sole discretion.

Where an Award is made to a Participant who is resident in or otherwise subject to a particular jurisdiction or employee group covered by a Schedule to these Rules or where an Award is designated as a particular Award type covered by a Schedule to these Rules, the provisions of the relevant Schedule modify the Rules.

Unless otherwise provided herein or determined otherwise by the Board, all provisions of the Alcon Inc. Long Term Incentive Plan shall apply to Awards granted under this Plan.  In addition, any capitalized terms used in this Plan but not defined in this Plan shall have the meaning ascribed to them in the Alcon Inc. Long Term Incentive Plan.

3                                         Shares Subject to the Plan

3.1                               Shares Subject to the Plan.  Subject to the provisions of Rule 8 of the Alcon Inc. Long Term Incentive Plan, the maximum aggregate number of Shares that may be issued under the Plan is 1,500,000 Shares.  The Shares may be authorized, but unissued, or Shares reacquired by the

Company.  Notwithstanding the foregoing, subject to the provisions of Rule 8 of the Alcon Inc. Long Term Incentive Plan, in no event shall the maximum aggregate number of Shares that may be issued under the Plan exceed the number set forth in this Rule 3 plus, to the extent allowable under Applicable Law, any Shares that again become available for issuance pursuant to lapsed awards as set forth below.

3.2                               Lapsed Awards.  To the extent an Award should be forfeited for any reason without having been settled in full, the unissued Shares that were subject thereto shall, unless the Plan shall have been terminated, continue to be available under the Plan for issuance pursuant to future Awards.  Shares issued under the Plan and that are later forfeited to the Company due to the failure to vest or reacquired by the Company at the original purchase price paid to the Company for the Shares (including, without limitation, upon forfeiture to or repurchase by the Company in connection with a Participant’s Termination of Employment) shall again be available for future grant under the Plan.  To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.

4                                         Determination of Deferred Bonus Stock Awards

4.1                               STI Equity Awards

Participants who, in accordance with Rule 3.7.5 of the Alcon Short Term Incentive Plan, receive an STI Equity Award will be granted that award in the form of a Deferred Bonus Stock Award.

4.2                               Voluntary Deferral Awards

Participants who, in accordance with Rule 3.8 of the Alcon Short Term Incentive Plan, elect to defer any cash portion of a Short Term Incentive Award will be provided a Deferred Bonus Stock Award.

4.3                               Decisions Relating to Deferred Bonus Stock Awards

In respect of any Deferred Bonus Stock Award, the Board will determine:

4.3.1                     Whether the Deferred Bonus Stock Award is in respect of Restricted Stock Awards or Restricted Stock Units;

4.3.2                     Where relevant;

(a)                     Whether or not the Deferred Bonus Stock Award will carry Dividend Equivalents and, if so, the form of such Dividend Equivalents;

(b)                     The latest date by which the Participant must complete a form of acceptance of a Deferred Bonus Stock Award;

(c)                      If the Deferred Bonus Stock Award is not comprised of Restricted Stock Awards or Restricted Stock Units, the form, terms and conditions of any such Deferred Bonus Stock Award;

(d)                     The Vesting Date or Vesting Dates and any conditions to which the Award is subject;

(e)                      Whether the Participant is required to sell sufficient Shares to meet Taxation; and

(f)                       Which, if any, Schedules to the Plan will apply to the Award.

4.4                               Determining the number of Shares subject to a Deferred Bonus Stock Award

In order to determine the number of Shares subject or linked to a Deferred Bonus Stock Award, the Board will:

(a)                     Divide the relevant cash sum by the closing Market Value (at closing of relevant Stock Exchange) of a Share at Grant Date and then, where necessary, round down to the nearest whole Share; or

(b)                     Apply such other method as the Board may determine in its sole discretion from time to time.

5                                         Settlement of Restricted Stock Units

5.1                               Settlement of Restricted Stock Units.  Unless otherwise provided by the Board and to the extent permitted by Applicable Law, as soon as practicable following the earlier of (i) the normally scheduled Vesting Date(s) or (ii) a Termination of Employment due to death or Disability and in no event later than 60 days following the applicable event, the Company shall transfer the number of Shares (or pay or procure to be paid a cash sum if the Board has determined that the RSUs will be settled in cash) in respect of which the Award has Vested to the Participant.  The foregoing settlement provisions shall apply even in the event of a Termination of Employment due to special circumstances as specified in Rule 6.3.

6                                         Termination of Employment

6.1                               Treatment of Unvested Voluntary Deferral Awards

If a Participant terminates Employment for any reason, any Voluntary Deferral Awards will remain 100% Vested.

6.2                               Treatment of Unvested STI Equity Awards

Any unvested STI Equity Award at the time the Participant Terminates Employment for any reason, other than special circumstances defined in Rule 6.3, will be forfeited on the day the Participant Terminates Employment, unless stipulated otherwise by the Board or under Applicable Law.

Notwithstanding any other part of this Rule 6, the Board may, in its discretion with no obligation to do so, allow (on such terms as the Board decides) a greater proportion of an STI Equity Award to Vest and/ or to accelerate the time at which Vesting occurs.

6.3                               Termination of Employment Due to Special Circumstances

6.3.1                     If a Participant Terminates Employment for any of the reasons listed below any unvested STI Equity Awards will not be forfeited at the time of the Participant’s Termination of Employment and will continue to Vest.

(a)         Garden Leave;

(b)         Retirement;

(c)          Termination of Employment by the Participant’s employer (whether or not by notice) other than for misconduct or poor performance;

(d)         Termination of Employment as a result of mutual agreement;

(e)          The Participant’s employer ceases to be a subsidiary of the Company;

(f)           The business for which the Participant works is transferred to a person which or who is not a member of the Company;

(g)                                  any other reason if the Board so decides.

The Board may determine in the case of Termination of Employment for the reasons specified in Rule 6.3.1(e) or 6.3.1(f) that some or all of the Awards held by relevant Participants will be exchanged in accordance with Rule 8.2 of the Alcon Inc. Long Term Incentive Plan.  For the avoidance of doubt, such continued Vesting will not be conditioned on a release of claims against the Company unless the Board provides otherwise.

6.3.2                     If a Participant terminates Employment for either of the reasons listed below, any unvested STI Equity Awards will not be forfeited at the time of the Participant’s Termination of Employment and will Vest immediately.

(a)         Death

(b)         Disability

6.4                               Forfeiture of Awards on Joining a Competitor.  To the extent permitted by Applicable Law, in the event that the Participant, in the period commencing on termination and ending immediately following the relevant Vesting Date, becomes an employee or director of (or otherwise provides services to) a Competitor then all STI Equity Awards held by that Participant will be immediately forfeited.

6.5                               Leave of Absence.  A Participant who is on an approved leave of absence will be deemed to remain in Employment until any date on which the Participant indicates that he will not be returning to work or otherwise leaves Employment on a permanent basis.  At the time of any such notification or if the Participant otherwise terminates Employment on a permanent basis, the Participant’s Employment will be treated as having terminated and the Participant’s Award will be dealt with accordingly under the Plan.

6.6                               Assignments and Transfers.  If a Participant is sent on an international assignment or is transferred to another entity within the Company, this will not be considered as Termination of Employment under the Plan.  The treatment of assignments and transfers is subject to the rules of the Alcon Compensation Guidelines.

7                                         Corporate Events

7.1                               Change of Control Prior to the Vesting Date

7.1.1                     Deferred Bonus Stock Awards - Short Term Incentive Award Equity Grant

See Rule 8 of the Alcon Inc. Long Term Incentive Plan for purposes of determining vesting upon a Change of Control prior to the Vesting Date of an STI Equity Award.

7.1.2                     Deferred Bonus Stock Awards — Voluntary Deferral of Short Term Incentive Award

If a Change of Control occurs or is anticipated to occur prior to the Vesting Date of a Deferred Bonus Stock Award resulting from the Voluntary Deferral of a Short Term Incentive Award, then each such Award will Vest on the Change of Control or at such earlier point as the Board will determine.

8                                         Amendment and Termination of the Plan

The Board may at any time change the Plan (including amending or adding Schedules to the Plan) in any way.  The Board will give notice of any changes to any Participant.  The Board may terminate the Plan at any time.  Termination will not affect existing Deferred Bonus Stock Awards.

9                                         Applicable Law

This Plan and all Awards granted under it will be governed by and construed in accordance with the laws of Switzerland, under express exclusion of any provisions of conflict of laws.

The Board may resolve conclusively all questions of fact or interpretation concerning the Plan and has the authority to resolve any dispute of any kind that arises under or in connection with the Plan.  In the event a dispute escalates to require resolution by a court, the dispute will exclusively be resolved by the Courts of Fribourg, Switzerland.

10                                  Pension Treatment

Subject to the terms and conditions of each applicable arrangement, any amount deferred under this Plan, and any payment made under this Plan, may be taken into account for the purposes of calculating pension contributions, except to the extent taking such amount or payment into account would be duplicative in such calculations of (i) the portion of the Short Term Incentive Award issued as an STI Equity Award or (ii) the amount that constitutes a Voluntary Deferral into an award under this Plan.

Schedule 1

United States

1                                         Application of this Schedule

When Deferred Bonus Stock Awards under the Plan are to be granted, the Board may determine that this Schedule applies, in which case such Awards will be subject to all the provisions of the Alcon AG Deferred Bonus Stock Plan save as modified below.

Shares subject to the Deferred Bonus Stock Awards under the Plan are intended to be registered under the United States Securities Act of 1933.

2                                         Consequences of Vesting — Restricted Stock Units

Rule 5.1 shall also include the following language:

“If this 60-day period crosses two calendar years, the Participant shall not be permitted to determine the year of payment.  If the Board determines that a release of claims shall be required to earn any payment, the payment shall be made in the second year.  In the case of United States participants such Termination of Employment must constitute a “separation from service” under US Code Section 409A.”

3                                         Code Section 409A

Notwithstanding anything under the Plan to the contrary, to the extent applicable, it is intended that the Plan as it applies to Participants will comply with the provisions of Code Section 409A and the Plan and all applicable Deferred Bonus Stock Awards be construed and applied in a manner consistent with this intent.  In furtherance thereof, in the case of United States participants, Termination of Employment must constitute a “separation from service” under US Code Section 409A.”  In addition, any amount constituting a “deferral of compensation” under Treasury Regulation Section 1.409A-1(b) that is payable to a Participant upon a separation from service of the Participant (within the meaning of Treasury Regulation Section 1.409A-1(h)) (other than due to the Participant’s death), occurring while the Participant will be a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) of the Company (as limited by Code Sections 414(b), (c), (m) and (o)), will not be paid until the earlier of:

(a)         The date that is six months following such separation from service; or

(b)         The date of the Participant’s death following such separation from service.

Notwithstanding any provision of the Plan to the contrary, to the extent that a Deferred Bonus Stock Award constituting a “deferral of compensation” subject to Code Section 409A will be deemed to be vested or restrictions lapse upon the occurrence of a Change of Control, and if such Change of Control does not constitute a “change in control event” (as defined in Treasury Regulation Section 1.409A-3(i)), then even though such Award may be deemed to be vested or restrictions lapse, payment will only be made to the extent necessary to comply with the provisions of Code Section 409A, to the United States participant on the earliest of:

(a)         The Participant’s separation from service, the date payment otherwise would have been made pursuant to the regular payment terms of the Award; or

(b)         The Participant’s death.

Schedule 2

Alcon DBSP Plan Switzerland

1                                         Application

When Awards under the Plan are to be granted, the Board may determine that this Schedule applies, in which case such Awards shall be subject to all the provisions of the Plan save as modified below.

2                                         Short Term Incentive Equity Award

Under this Schedule 2, Participants who, in accordance with Rule 3.7.5 of the Alcon Short Term Incentive Plan, receive a portion of any Short Term Incentive Award in the form of Equity (Equity STI Award) have the choice to receive such an award in the form of either:

(a)         Restricted Stock Award; or

(b)         Restricted Stock Unit.

The Board may determine that any Equity STI Award in the form of Restricted Stock Awards or Restricted Stock Units may be subject to a Mandatory Blocking Period.

Furthermore, the Board may offer Participants an Additional Blocking Period for Restricted Stock Awards after the expiry of the Mandatory Blocking Period.

The blocking choices and the terms of the blocking will be determined by the Board from time to time.

3                                         Voluntary Deferral Awards

Participants who in accordance with Rule 4.2 receive a proportion of the gross amount payable in respect of an Short Term Incentive Award in the form of a Voluntary Deferral Award under this Schedule 2, will not have the right to choose between Restricted Stock Awards or Restricted Stock Units and will always receive their Voluntary Deferral Award in the form of Restricted Stock Awards.

1.        The Board may determine that any Voluntary Deferral Award in the form of Restricted Stock Awards may be subject to a Mandatory Blocking Period.

2.        Furthermore, the Board may offer Participants an Additional Blocking Period for Restricted Stock Awards after the expiry of the Mandatory Blocking Period.

3.        The blocking choices and the terms of the blocking will be determined by the Board from time to time.

4                                         Termination of Employment

If a participant Terminates, the following Rules will apply with regards to any outstanding Blocking Periods:

(a)         If a Participant Terminates Employment as a result of his death or Disability, all Mandatory and Additional Blocking Periods will cease to apply immediately.

(b)         If a Participant Terminates Employment for any reason other than death or Disability all Mandatory and Additional Blocking Periods will continue to apply.

(c)          If, for any reason, a blocking period is lifted and terminates to apply with regard to a Restricted Stock Award, the reduced taxation on the discounted tax value ceases to apply and the Participant will immediately be taxed in respect of the difference.  Special rules may apply in case a participant at the time of the unblocking is no longer employed under a Swiss employment contract.